AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


         Reference is made to that certain Stock Purchase Agreement (the "Agreement") entered into as of June 4, 1998 by and among Gemini Plastic Services, Inc., a Florida corporation (the "Company"), Anchor Advanced Products, Inc., a Delaware corporation (the "Purchaser"), and Robert Hayberg, Carl Hunt, Monty Cochran, Phillips Patton, Robert Dehner, Crugar Tuttle, Gregory Cronkhite and Wayne Moore (each a Seller and sometimes collectively referred to herein as the "Sellers"). Capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

         The purpose of this Amendment No. 1 is to set forth the parties' agreement with respect to certain issues under the Agreement.

         Accordingly, the parties hereby agree as follows:

         1. Purchase Price Adjustment. Notwithstanding any provision in the Agreement to the contrary, (a) the parties have agreed that the Purchaser shall pay an estimated Purchase Price at Closing of $9,800,000, (b) the Purchaser shall cause the Company to prepay the outstanding indebtedness under the Affiliate Notes as set forth on Schedule 2.26 (an aggregate amount of $378,992), in exchange for the return of each of the original Affiliate Notes, marked "Paid in Full", and (c) the Sellers have advised the Purchaser that the lease/financing obligations for equipment newly acquired since February 28, 1998 is not $1,192,036.50 as previously represented by the Sellers on Schedule 1.02(b), but rather $594,466. In connection therewith:

         (a) Amendment to Section 1.02(b) of the Agreement. Section 1.02(b) of the Agreement is hereby amended by deleting such Section in its entirety from the Agreement and substituting therefor the following:

             "(b) "Closing Liabilities Amount" means the aggregate amount of total liabilities appearing on the Closing Balance Sheet, as finally determined pursuant to Section 1.06, provided that (i) the capital lease/financing obligations of Five Hundred Ninety-Four Thousand Four Hundred Sixty-Six Dollars ($594,466) for equipment newly acquired since February 28, 1998 shall not be included in the calculation of Closing Liabilities Amount hereunder and (ii) the indebtedness of the Company under the Affiliate Notes shall be included in the calculation of Closing Liabilities Amount."; and


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         (b) Amendment to Section 1.02(d) of the Agreement. Section 1.02(d) of
             the Agreement is hereby amended by deleting such Section in its entirety from the Agreement and substituting therefor the following:

             "(d) "Purchase Price" means Nine Million Eight Hundred Thousand Dollars ($9,800,000), minus (i) the amount, if any, by which the Closing Liabilities Amount exceeds Five Million One Hundred Ninety Thousand One Hundred Eight Dollars ($5,190,108) and minus (ii) the amount, if any, by which the stockholders' equity of $2,760,692 appearing on the estimated Closing Balance Sheet which has been submitted by the Sellers to the Purchaser and attached hereto as Exhibit A, exceeds the Closing Net Book Value."

         2. New Equipment. Notwithstanding any provision in the Agreement to the contrary, any reference in the Agreement to Schedule 1.02(b) or the amounts set forth therein are hereby amended to be a reference to $594,466, that being the amount which Sellers represent and warrant to the Purchaser as the total amount of lease/financing obligations for equipment newly acquired since February 28, 1998.

         3. FINOVA. Notwithstanding any provision in the Agreement to the contrary, the parties acknowledge that they have not received a consent to the assignment of the Company=s agreements with FINOVA Technology Finance, Inc., f/k/a Financing for Science International, Inc. ("FINOVA") and have agreed to proceed with the Closing as contemplated under the Agreement subject to the following:

         (a) the Sellers and the Purchaser will cooperate using reasonable good faith efforts to obtain FINOVA=s consent to the assignment of its contracts with the Company to the Purchaser with minimum fees, costs and expenses;

         (b) to the extent there are any such fees, costs or expenses of any kind whatsoever, including without limitation penalties, the Sellers, jointly and severally, on the one-hand, and the Purchaser, on the other hand, agree to split such fees, costs and expenses on a fifty-fifty basis. Any such cost splitting shall not be subject to the provisions of ARTICLE IX of the Agreement.

         4. NECC. Notwithstanding any provision in the Agreement to the contrary, the parties have agreed that if the cost to obtain a consent to the assignment of the Company=s contracts with New England Capital Corporation ("NECC") exceeds $5,000, the Sellers, jointly and severally, on the one hand, and the



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Purchaser, on the other hand, agree to bear any such excess costs on a fifty-fifty basis. Any such cost splitting shall not be subject to the provisions of ARTICLE IX of the Agreement.

         5. No Further Amendments. Except as specifically amended hereby, the Agreement remains in full force and effect.

         6. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Amendment No. 1, and each such counterpart may be delivered by telecopy and any such delivery shall be as effective as delivery of a manually signed counterpart.


                   [Signatures appear on the following page.]


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment No. 1 to Stock Purchase Agreement as a sealed instrument as of this 29th day of June, 1998.


                                    Company:

                          GEMINI PLASTIC SERVICES, INC.



                         By: /s/ Crugar Tuttle, President
                             -----------------------------


                                    Sellers:


 /s/ Robert Hayberg                                  /s/ Carl Hunt
 --------------------                                ------------------
 Robert Hayberg                                      Carl Hunt


 /s/ Monty Cochran                                   /s/Phillips Patton
 --------------------                                ------------------
  Monty Cochran                                      Phillips Patton


 /s/ Robert Dehner                                   /s/ Crugar Tuttle
 --------------------                                ------------------
 Robert Dehner                                       Crugar Tuttle


 /s/ Gregory Cronkhite                               /s/ Wayne Moore
 --------------------                                ------------------
 Gregory Cronkhite                                   Wayne Moore




                                   Purchaser:

                         ANCHOR ADVANCED PRODUCTS, INC.



                             By: /s/ George T. Votis
                                 --------------------
                                 George T. Votis, CEO